Execution Copy
AGREEMENT AND PLAN OF MERGER

by and among

TUMBLER HOLDINGS, INC.,

TUMBLER MERGER CORP.

and

BIOLOK INTERNATIONAL INC.

Dated as of September 7, 2006

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 7, 2006, by and among TUMBLER HOLDINGS, INC., a Delaware corporation (“Parent”), TUMBLER MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and BIOLOK INTERNATIONAL INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein shall have the respective meanings ascribed thereto in Section 9.13 or 9.14.

RECITALS

A. It is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer to acquire all of the outstanding shares of Company common stock, par value $0.01 per share (“Company Common Stock”), all upon the terms and subject to the conditions set forth herein.

B. It is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and subject to the conditions set forth herein.

C. As a condition and further inducement to Parent and Merger Sub to enter into this Agreement and incur the obligations set forth herein, certain stockholders of the Company (each, a “Major Stockholder”) concurrently herewith are entering into a Stockholders Support Agreement (the “Stockholders Support Agreement”), dated as of the date hereof, with Parent and Merger Sub, in the form attached hereto as Exhibit A, pursuant to which each such Major Stockholder has, among other things, upon the terms and subject to the conditions set forth therein, irrevocably agreed to tender such Major Stockholder’s shares of Company Common Stock.

D. Each of the Boards of Directors of Parent, Merger Sub and Company has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger), taken together, are in the best interests of their respective stockholders, and (iii) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE OFFER
1.1 The Offer.

(a) Terms of the Offer; Conditions to Offer. Provided that this Agreement shall not have been earlier terminated in accordance with ARTICLE VIII, as promptly as practicable after the date hereof (but in no event more than five (5) business days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of Company Common Stock at a price per share of Company Common Stock, subject to the terms of Section 1.1(b), equal to a price of Two Dollars and Fifteen Cents ($2.15) per share of Company Common Stock, net to the holder thereof in cash (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer, is the “Per Share Amount”). The obligation of Merger Sub to accept for payment and to pay for any outstanding shares of Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) pursuant to the Offer shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration of the Offer (as it may be extended from time to time pursuant to Section 1.1(c) there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the outstanding shares of Company Common Stock then owned by Parent (if any) and Merger Sub, and their direct and indirect wholly owned subsidiaries and affiliates, represents at least 50.01% of all then outstanding shares of Company Common Stock calculated on a fully diluted basis (including, without limitation, all shares of Company Common Stock issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, excluding, however, any securities not convertible or exercisable (including for this purpose any securities which become convertible or exercisable as a result of conversion pursuant to Section 2.7(a)) on or prior to October 31, 2006 shall have been validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver in accordance with the terms of this Agreement of each of the other conditions set forth in Annex A. Parent and Merger Sub expressly reserve the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (i) decreases the Per Share Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Company Common Stock to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A, (v) amends the conditions to the Offer set forth in Annex A so as to broaden the scope of such conditions to the Offer, (vi) extends the Offer except as provided in Section 1.1(c), (vii) amends or waives the Minimum Condition, or (viii) makes any other change to any of the terms and conditions of the Offer in any manner that is adverse to the holders of shares of Company Common Stock in the reasonable good faith judgment of the Company. The conditions to the Offer set forth in Annex A are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of the Offer and this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or other governmental or self-regulatory entity that is applicable to the Offer, and (ii) in the event that any of the conditions to the Offer set forth on Annex A are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of not more than ten (10) business days each, until such time as either (A) all of the conditions to the Offer are satisfied or waived, or (B) this Agreement is terminated pursuant to the terms of Article VIII; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.1(c), in no event shall Merger Sub be required to extend the Offer beyond the termination of this Agreement in accordance with Article VIII.

(d) Payment for shares of Company Common Stock. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c)). The Per Share Amount payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction only for any applicable withholding taxes in accordance with Section 2.8(d) payable by such holders.

(e) Subsequent Offering Period. Merger Sub may (but shall not be required to) extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days immediately following the expiration of the Offer provided, however, that in the event that more than eighty percent (80%) of the then outstanding shares of Company Common Stock have been validly tendered and not withdrawn pursuant to the Offer on the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c)), Merger Sub shall extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of ten (10) business days immediately following the applicable expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as promptly as practicable after any such shares of Company Common Stock are tendered during such subsequent offering period. The Per Share Amount payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable withholding taxes in accordance with Section 2.8(d) payable by such holder.

(f) Transfers of Ownership. If the payment equal to the Per Share Amount or Merger Consideration in cash is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Amount or Merger Consideration to a Person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

(g) Schedule TO; Offer Documents. On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock (collectively, the “Company Securityholders”). Subject to the provisions of Section 6.10(a), the Schedule TO and the Offer Documents may include a description of the determinations, approvals and Recommendations of the Board of Directors of the Company (the “Company Board”) set forth in Section 1.2(a). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable federal securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule TO and the Offer Documents in order to satisfy applicable securities laws. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Laws. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Securityholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall advise the Company, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revision of the Schedule TO or the Offer Documents, or comments thereon or responses thereto, or request by the SEC or its staff for additional information in connection therewith and shall provide to the Company all written comments or requests for information that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof. Parent and Merger Sub shall respond to any such comments or requests from the SEC regarding the Schedule TO and the Offer Documents. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Schedule TO and the Offer Documents shall be made by Parent and Merger Sub without providing the Company and its counsel a reasonable opportunity to participate in the formulation thereof and to review and comment thereon. If at any time prior to the Appointment Time, any information relating to the Parent, Merger Sub, Company or any of their respective directors, officers or affiliates, should be discovered by Parent, Merger Sub or the Company (including any correction to any of the information provided by them for use in the Schedule TO or other Offer Documents) which should be set forth in an amendment or supplement to the Schedule TO or other Offer Documents so that the Schedule TO or other Offer Documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Schedule TO or the other Offer Documents describing such information shall be promptly prepared and filed with the SEC and disseminated to the Company Securityholders, in each case as and to the extent required by applicable law.

1.2 Company Action.

(a) Company Determinations, Approvals and Recommendations. The Company hereby consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby are advisable, (ii) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger), taken together, are fair to and in the best interests of the Company Securityholders, (iii) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger) which approval constituted approval under Section 203 of the Delaware General Corporation Law (“DGCL”) as a result of which this Agreement and the transactions contemplated hereby (including the Offer and the Merger), are not and will not be subject to any restrictions under Section 203 of the DGCL, and (iv) resolved to recommend that the Company Securityholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of laws of the State of Delaware (“Delaware Law”) (the actions described in clauses (i) through (iv) are referred to collectively as the “Recommendations”); provided, however, that Recommendations may be withheld, withdrawn, amended or modified in accordance with the terms of Section 5.2. As of the date hereof, the Recommendations were unanimous. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing Recommendations are not withheld, withdrawn, amended or modified in accordance with Section 5.2, the Company hereby consents to the inclusion of such Recommendations in the Offer Documents. Each director and executive officer of the Company has executed a Stockholders Support Agreement.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Securityholders, to the extent reasonably practical together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 5.2, the Company agrees the Schedule 14D-9 shall include a description of the determinations and approvals, and shall include the Recommendations. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revision of the with respect to the Schedule 14D-9, or comments thereon or responses thereto, or request by the SEC or its staff for additional information in connection therewith and shall provide to Parent and its counsel all written comments or requests for information that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. The Company shall respond to any such comments or requests from the SEC regarding the Schedule 14D-9. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Schedule 14D-9 shall be made by the Company without providing Parent a reasonable opportunity to participate in the formulation thereof and to review and comment thereon. If at any time prior to the Appointment Time, any information relating to the Company, Parent, Merger Sub, or any of their respective directors, officers or affiliates, should be discovered by Parent, Merger Sub or the Company (including any correction to any of the information provided by them for use in the Schedule 14D-9 which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Schedule 14D-9 describing such information shall be promptly prepared and filed with the SEC and disseminated to the Company Securityholders, in each case as and to the extent required by applicable law.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including, without limitation, a list, as of the most recent practicable date, of the Company Securityholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including, without limitation, updated lists of stockholders, mailing labels, listings or files of securities positions, to the extent available), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock. Such information shall be provided in such format, including electronic form (if such information is existing in electronic form), as may be reasonably requested by Parent and as is practicable. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their affiliates, associates, employees, agents and representatives shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and, (iii) if (A) this Agreement shall be terminated pursuant to Article VIII and (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer, deliver (and shall use their respective reasonable efforts to cause their affiliates, associates, employees, agents and representatives to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

1.3 Company Boards of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board. Effective upon the acceptance for payment by Merger Sub of the number of the shares of Company Common Stock pursuant to the Offer (the “Appointment Time”), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of: (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3); and (ii) the percentage that the number of shares of Company Common Stock owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding. Promptly following a request by Parent, the Company shall take all action reasonably necessary to cause Parent’s designees to be elected or appointed to the Company Board, including, without limitation, at the option of Parent, increasing the number of directors (and amending the Bylaws if so required), or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company Board shall always have at least two members who were directors of the Company prior to consummation of the Offer and who are not affiliated with Parent or Merger Sub (each, a “Continuing Director”). In the event that a Continuing Director shall resign from the Company Board prior to the Effective Time, Parent, Merger Sub and the Company shall permit the remaining Continuing Directors to appoint the resigning director’s successor, who shall thereafter be deemed to be a Continuing Director for all purposes of and under this Agreement. If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy or vacancies such that there shall be at least two Continuing Directors, who shall thereafter be deemed to be a Continuing Director for all purposes of and under this Agreement. If there shall be no Continuing Directors prior to the Effective Time, the majority of the members of the Company Board who are not Continuing Directors shall designate two persons to fill the vacancies such that there shall be two Continuing Directors, who shall thereafter be deemed to be a Continuing Director for all purposes of and under this Agreement. The Company shall, upon Parent’s request following the Appointment Time, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board (other than as it relates to action which may be taken or is required to be taken by the Continuing Directors pursuant to Section 1.3(c), (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the shares of Company Common Stock are listed.

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Each of Parent and Merger Sub shall provide to the Company in writing, and be solely responsible for any information with respect to Parent and Merger Sub and their nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights, benefits or privileges under this Agreement, or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger; or (v) approve any other action by the Company which is reasonably likely to materially and adversely affect the interests of the Company Securityholders (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries) with respect to the transactions contemplated by this Agreement. Without limitation, any decrease in the amount of Merger Consideration or any change in the form of Merger Consideration shall be deemed to materially and adversely affect the interests of the Company Securityholders (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries)).

ARTICLE II
THE MERGER

2.1 The Merger. At the Effective Time, in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the first Business Day after all the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017, or at such other location as is agreed to by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than a day on which banks are permitted or required to be closed in New York, New York.

2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by the execution by the Company and the filing by Parent, in accordance with the DGCL, of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

2.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Merger Sub immediately prior to the Effective Time shall remain as the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof.

2.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

2.7 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of the Company:

(a) Promptly following the execution of this Agreement, the Company shall ensure that immediately prior to the Closing, all options to purchase shares of Company capital stock outstanding immediately prior to the Closing and not exercised (individually, an “Option”, and collectively, “Options”) shall, in each case, in accordance with and pursuant to the terms of the Company’s option plans under which such Options were granted, be cancelled or deemed to have been exercised immediately prior to the Closing for the number of shares of the Company Common Stock determined by multiplying the number of shares of Company Common Stock for which the Option in question is exercisable multiplied by the difference between (x) the Per Share Amount and (y) the exercise price per share of the Option in question; provided, however, that no holder of any Option (each, a “Former Option Holder”) shall be required to pay the exercise price or any other amount in connection with such deemed exercise, and each Former Option Holder shall have the rights specified in Section 2.7(b) with respect to his, her or its Options. Notwithstanding the foregoing, no shares of the Company Common Stock or any other security of the Company shall be issued to any Former Option Holder in respect of such deemed exercise. The amounts payable pursuant to this Section 2.7(a) to Former Option Holders are referred to herein collectively as the “Option Payments.” Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to ensure that immediately prior to the Closing, all warrants to purchase capital stock of the Company (the “Warrants”) outstanding immediately prior to the Closing shall be deemed terminated immediately prior to the Closing in consideration of a payment equal to the number of shares of Company Common Stock for which the Warrant in question is exercisable multiplied by the difference between (x) the Per Share Amount and (y) the exercise price per share of the Warrant in question, provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Holders of Warrants currently outstanding are referred to herein collectively as the “Former Warrant Holders”). The amounts payable pursuant to this Section 2.7(a) to Former Warrant Holders are referred to herein collectively as the “Warrant Payments.”

(b) Each share of Company Common Stock outstanding immediately prior to the Closing (other than Dissenting Shares) and shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), but including shares of Company Common Stock deemed to have been issued upon the deemed exercise of Options and Warrants pursuant to Section 2.7(a) above), shall be converted automatically into the right to receive the Per Share Amount in cash, without interest (the “Merger Consideration”).

(c) Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

2.8 Surrender of Certificates.

(a) Payment Agent. Promptly following the date of this Agreement, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as the payment agent (the “Payment Agent”) in the Merger, and shall enter into a customary agreement with the Payment Agent, in a form reasonably satisfactory to the Company.

(b) Parent to Provide Cash. Promptly following the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Payment Agent funds in an amount necessary for the payment of the Merger Consideration pursuant to Article II upon surrender of Certificates (such funds being referred to herein as the “Merger Fund”).

(c) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) whose shares were converted into the right to receive the Merger Consideration pursuant to this Article II: (i) a letter of transmittal (in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to this Article II (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to this Article II, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II.

(d) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid and (ii) Parent shall provide, or cause the Payment Agent to provide, to such Person written notice of the amounts so deducted or withheld.

(e) Investment of Merger Fund. The Payment Agent shall invest the cash in the Merger Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Merger Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article II shall promptly be paid to Parent.

(f) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates eighteen (18) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation or Parent for the Merger Consideration pursuant to this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the amount in cash as may be payable therefor pursuant to Section 2.7.

2.11 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.001 per share. From and after the Effective Time, each stock certificate of Merger Sub that previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any stockholder of record who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to Merger Consideration as provided in Section 2.7(b) but rather shall be Dissenting Shares. Holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall waive, withdraw or lose the right to appraisal under the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Merger Consideration as provided in Section 2.7(b), which shall be paid to such holder of Dissenting Shares from the Dissenters Holdback. Prior to the Appointment Time, the Company shall give prompt notice to Parent of any written demands received by Company for appraisal of any shares of capital stock of Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.13 No Liability. Notwithstanding any other provision of this Agreement, neither Parent, Merger Sub nor the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any Merger Consideration properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.14 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall take, or cause to be taken, all such lawful and necessary action as is consistent with this Agreement on behalf of the Company and Merger Sub. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter provided by the Company to Parent on the date hereof and accepted in writing by Parent (the “Company Disclosure Letter”), the Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that, the statements contained in this Article III are true, complete and correct. The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article III, provided that any matters disclosed in any particular section of the Company Disclosure Letter shall be deemed to have been disclosed in any other section of the Disclosure Letter for which such matter is relevant so long as the applicability of such matter to such other section is reasonably apparent. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business assets (including, without limitation, intangible assets), financial condition (including changes in working capital or indebtedness) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy, except to the extent that those changes disproportionately affect the Company and its Subsidiaries (taken as a whole); (ii) conditions that materially and adversely affect the dental implant industry, except to the extent that those changes disproportionately affect the Company and its Subsidiaries (taken as a whole), (iii) any effect arising out of or attributable to the public announcement of the transactions contemplated by this Agreement, (iv) any effect arising out of or attributable to any action taken or failed to be taken by the Company or any of its Subsidiaries at the written request of Parent or Merger Sub, or (v) any effect arising out of or attributable to any action taken by Parent or its Affiliates.

3.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

3.2 Subsidiaries.

(a) The Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Certificate of Incorporation, Bylaws or other charter or equivalent organizational documents of each of its Subsidiaries, each as amended to date.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company (other than director’s qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws.

(d) For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnerships of which held by such party or a Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 20,500,000 shares, comprised of 20,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $.75 per share (“Company Preferred Stock”).

(b) As of the date hereof: (i) (a) 15,668,838 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Preferred Stock are issued and outstanding; (ii) 17,327 shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company; (iii) 67,000 shares of Company Common Stock are duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company’s Incentive Stock Option Plan (the “Company Option Plan”), and 250,000 shares of Company Common Stock are duly reserved for future issuance pursuant to employee stock options not granted pursuant to the Company Option Plan; and (iv) 500,000 shares of Company Common Stock are duly reserved for future issuance pursuant to warrants issued by the Company. Except as described in this paragraph, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plan will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsections (b) and (c) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(e) The Company has previously made available to Parent a true, complete and correct list of the holders of all outstanding options and warrants to purchase shares of Company Common Stock, including: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

(f) All shares of Company Common Stock, and all options and warrants to purchase shares of Company Common Stock, issued on or after January 23, 1998 were issued in compliance with all applicable federal and state securities laws.

(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

(h) Except for proxies issued by Company stockholders in connection with specific stockholder meetings, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

(i) No shares of preferred stock of any class or series have been issued by the Company on or after January 23, 1998.

3.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary, other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Requisite Stockholder Approval”).

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing (collectively, the “Equitable Exceptions”).

(c) Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, material contract, material agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected.

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

3.5 Board Approval; Required Vote.

(a) The Company Board has, at a meeting duly called and held at which all members were present or by a unanimous written consent: (i) approved, declared advisable and adopted this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of the Company and its stockholders; and (iii) resolved to recommend to the stockholders of the Company to accept the Offer and approve and adopt this Agreement and approve the transactions contemplated by this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption. As of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(b) The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

3.6 SEC Filings; Financial Statements.

(a) The Company has made all filings with the SEC that it has been required to make in the past two (2) years under the Securities Act or the Exchange Act, as the case may be (the “Company SEC Documents”). As of the time it was filed with the SEC each of the Company SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

(b) Except to the extent stated therein, the financial statements (including any related notes) contained in the Company SEC Documents (the “Company Financial Statements”): (i) when filed, complied as to form with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments).

(c) The Schedule 14D-9 and, if applicable, the Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with applicable federal securities laws. The Schedule 14D-9 and, if applicable, the Proxy Statement, on the date filed with the SEC and the date first published, sent or given to the Company Securityholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9 and the Proxy Statement. The information provided by the Company in writing to the Parent or Merger Sub for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company has designed and implemented disclosure controls and procedures, within the meaning of Rule 13a-15(e) of the Exchange Act, to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (i) has disclosed, based on its most recent evaluation, to the Parent and to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial data, and (B) any fraud, whether material or not material, that involves management or other employees of the Company or its Subsidiaries who have or had a significant role in the Company’s internal controls over financial reporting. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company required by Rule 13a-14 under the Exchange Act with respect to the Company SEC Reports, as applicable, were true and correct as of the date made.

(e) Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains effective internal accounting controls over financial reporting as required by Rule 13a-15 or Rule 15d-15, as applicable, of the Exchange Act, that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Further, to the knowledge of the Company and its Subsidiaries, no facts or circumstances exist as of the date hereof that would reasonably be expected to prevent or otherwise delay the assessment of management of the Company of internal control over financial reporting that concludes that the internal control over financial reporting of the Company and its Subsidiaries is effective as required by Section 404 of the Sarbanes-Oxley Act as of the time such assessment is required.

(f) The Company has provided or made available to Parent true and complete copies of all comment letters received by the Company from the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of the Company.

3.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company’s interim financial statements (the “Company’s Most Recent Balance Sheet”) as of July 31, 2006 (the “Company’s Most Recent Balance Sheet Date”); (ii) obligations under any Company Material Contract and (iii) liabilities or obligations incurred since the Company’s Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount.

3.8 Absence of Certain Changes or Events. Since the Company’s Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 5.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Agreements, Contracts and Commitments.

(a) The Company Disclosure Letter lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Company and its Subsidiaries (such contracts and agreements listed in the Company Disclosure Letter, together with all contracts, agreements, leases and subleases concerning the management or operation of any real property (including, without limitation, brokerage contracts) listed in the Company Disclosure Letter to which the Company or any of its Subsidiaries is a party and all agreements relating to Intellectual Property set forth in the Company Disclosure Letter, being “Company Material Contracts”):

(i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any of its Subsidiaries or otherwise related to the business of the Company or any of its Subsidiaries under the terms of which: (A) the Company or any of its Subsidiaries is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2006, (B) the Company or any of its Subsidiaries is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company or any of its Subsidiaries, as applicable, without penalty or further payment in excess of $5,000 and without more than thirty (30) days’ notice;

(ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory or other personal property or for the furnishing of services by the Company or any of its Subsidiaries which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company or any of its Subsidiaries, as applicable, without penalty or further payment in excess of $5,000 and without more than thirty (30) days’ notice;

(iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(v) all contracts and agreements relating to indebtedness of the Company or any of its Subsidiaries;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party;

(vii) all contracts and agreements that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts and agreements between or among the Company or any affiliate or Subsidiary of the Company;

(ix) all contracts and agreements for providing benefits under any Benefit Plan (as hereinafter defined); and

(x) all other contracts and agreements, whether or not made in the ordinary course of the business, which are material to the Company or any of its Subsidiaries or the conduct of their respective businesses.

For purposes of this Agreement, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b) Except as disclosed in the Company Disclosure Letter, each Company Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract, as applicable.

(c) Except as disclosed in the Company Disclosure Letter, no other party to any Company Material Contract is, to the knowledge of the Company, in material breach thereof or default thereunder.

(d) Except as disclosed in the Company Disclosure Letter, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the business consistent with past practice, any of the properties or assets of the Company or any of its Subsidiaries.

3.10 Compliance with Laws.

(a) Except as set forth in the Company Disclosure Letter, each of the Company and its Subsidiaries has complied with all material federal, state, local and foreign statutes, laws and regulations (“Laws”), and is not in violation of, and has not received any written claim or notice that it is in violation of, any such Laws with respect to the conduct of its business or the ownership and operation of its properties and other assets. Except as set forth in the Company Disclosure Letter, no investigation or review by any Governmental Authority is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing: (i) the Company Disclosure Letter lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involve, relate to or allege: (a) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Company or any of its Subsidiaries; or (b) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Company or any of its Subsidiaries or any payment or reimbursement paid to the Company or any of its Subsidiaries. Except as set forth on the Company Disclosure Letter there are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Authority, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Company or any of its Subsidiaries or the businesses of the Company or any of its Subsidiaries, or any payments or reimbursements claimed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently subject to any outstanding audit by any such Governmental Authority, intermediary or carrier.

(c) Except as set forth on the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice that it is not in compliance with any Laws.

(d) Neither the Company nor any of its Subsidiaries has submitted any claim to any Payment Program in connection with any referrals that knowingly violated any applicable self-referral Law, including without limitation the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with all disclosure requirements of all applicable self-referral Laws, including without limitation the Stark Law and any applicable state self-referral Law.

(f) Neither the Company nor any affiliate or Subsidiary of the Company has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

(g) Neither the Company nor any of its Subsidiaries has submitted any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claims Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

(h) The Company and each of its Subsidiaries is in compliance with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to the Company’s or any of its Subsidiaries’ businesses, and, except as set forth on the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice alleging any violation thereof.

(i) The Company and each of its Subsidiaries is in compliance with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all applicable state privacy Laws.

(j) The Company maintains and is in compliance with a compliance plan regarding the provision of its services as such services involve trade with foreign countries, and such compliance plan includes appropriate training and a comprehensive ethical code of conduct.

(k) The Company and each of its Subsidiaries is in compliance with all Laws relating to immigration and the employment of aliens.

(l) The Company and each of its Subsidiaries possesses all licenses, certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) and any other federal, state or foreign agency or body engaged in the regulation of medical devices and human tissue; and the Company and each of its Subsidiaries has complied, in all material respects, with any and all laws and regulations of the FDA and any such other federal, state and foreign agency or body; and neither the Company nor any of its Subsidiaries has received notification of any proceeding relating to revocation or modification of any such license, certificate, authorization or permit or noncompliance with any applicable law or regulation. Each marketing application submitted to the FDA or similar application to foreign regulatory bodies and related documents and information, has been filed, approved (if applicable) and maintained in compliance with applicable statutes, rules, regulations, standards, guidelines or orders administered or promulgated by the FDA or other regulatory body.

3.11 Permits. The Company Disclosure Letter contains a true, correct and complete list and summary description of all material federal, state, local and foreign governmental licenses, permits, franchises, approvals, registrations, certificates and authorizations reasonably necessary for the conduct of the Company’s business and the businesses of its Subsidiaries as presently conducted and the ownership and operation of their respective properties and other assets, including, without limitation those that are required under all Environmental Laws (the “Company Permits”). Each Company Permit is valid and in full force and effect as of the date hereof, no Company Permit is subject to any lien, encumbrance, charge, limitation, restriction, probation or other qualification and there is no default under any Company Permit or any basis for the assertion of any default thereunder. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company Permit or any basis therefor. Except as set forth in the Company Disclosure Letter, the rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

3.12 Litigation. Except as set forth in the Company Disclosure Letter, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

3.13 Restrictions on Business Activities. Except as set forth in the Company Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have (after giving effect to the Merger) the effect of prohibiting or impairing any current or currently anticipated future business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

3.14 Employee Benefit Plans.

(a) Definitions. The following capitalized terms have the following meanings:

“BENEFIT PLAN” means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, phantom stock, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision or other plan, program, policy, arrangement or contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any employee of the Company or any employee of any Subsidiary of the Company, and in each case whether written or oral, informal or formal, subject to ERISA or not. The term “Benefit Plan” shall also include any plan, program, policy, arrangement or contract with respect to which the Company or any ERISA Affiliate may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise to any Person being and including any liability by reason of any Person’s being or having been an ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“IRS” means the Internal Revenue Service.

“PENSION PLAN” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA.

(b) Benefit Plans.

(i) The Company Disclosure Letter contains a list of all Benefit Plans. The Company has delivered to Parent true and complete copies of (a) each Benefit Plan (including amendments since the most recent restatement) or, in the case of any unwritten Benefit Plans, written descriptions thereof, (b) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for the last three plan years, (c) the most recent determination letter issued to each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans, (d) the most recent summary plan description (and any summary of modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description, (e) all personnel, payroll, and employment manuals and policies, (f) each trust agreement, recordkeeping or other third-party agreement and group annuity contract relating to any Benefit Plan, (g)  all notices that were given by the Company, any ERISA Affiliate or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, the Equal Employment Opportunity Commission, or any other Governmental Authority relating to a Benefit Plan, and (h) all notices that were given by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Authority to the Company or any ERISA Affiliate relating to any Benefit Plan.

(ii) Each Benefit Plan has been operated and administered in accordance with its terms and applicable Law. The Company, each ERISA Affiliate and all the Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant, beneficiary, or alternate payee have been duly and timely filed or distributed. There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of the Company, threatened against or involving any Benefit Plan and there are no investigations by any Governmental Authority or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the knowledge of the Company, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan. To the knowledge of the Company, there are no unasserted claims that, if pending or threatened, would be of the type described in this section. Neither the Company or any of its Subsidiaries has any liability to the IRS with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.

(iii) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and applicable Laws, including, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the Most Recent Balance Sheet. There is no Lien on the assets of the Company arising under Section 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

(iv) All Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, have received determination letters from the IRS to the effect that such Pension Plans are so qualified and exempt from federal income taxes, and no such determination letter has been revoked nor has revocation of any such determination letter been threatened. No such Pension Plan has been amended since the date of its most recent determination letter or application therefore in a manner which would adversely effect the qualification of the Plan. The Company and each ERISA Affiliate has performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any Benefit Plan.

(v) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” (as defined in Section 4975 of the Code) has occurred with respect to any Benefit Plan (except for which an exemption is available). None of the Pension Plans has been terminated nor have there been any “reportable events” (as defined in Section 4043 of ERISA) with respect thereto. No employee of the Company or any Subsidiary, or any trustee, administrator or other fiduciary of any Benefit Plan, or any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject the Company or any of its Subsidiaries to any liability for breach of fiduciary duty under ERISA or any other applicable Law (whether such liability is directly against the Company or any of its Subsidiaries or the result of any existing indemnity agreements).

(vi) No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither the Company nor any of its Subsidiaries has any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Pension Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(vii) Neither the Company nor any of its Subsidiaries ever established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any “welfare benefits fund” described in Section 419(e) of the Code.

(viii) Neither the Company nor any of its Subsidiaries has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Company or any of its Subsidiaries, except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(ix) Neither the Company nor any of its Subsidiaries has any current or projected liability or contingent obligation in respect of medical or other benefits for retired or former employee of the Company or any of its Subsidiaries or any predecessor.

(x) Each Benefit Plan (including any such plan covering retirees or other former employees) may be discontinued or terminated without liability to the Company or any of its Subsidiaries (other than with respect to benefits then vested thereunder) on or at any time after the Effective Time.

(xi) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated thereby will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person.

(xii) Neither the Company nor any of its Subsidiaries has any Benefit Plan in which non-United States employees participate and none of them are required to maintain any such plan.

(xiii) Since the Company’s formation, no Person is or has been an ERISA Affiliate.

(xiv) No event has occurred or circumstances exist that could reasonably be expected to result in (i) an increase in premium costs of Benefit Plans that are insured, or (ii) an increase in benefit or administrative costs of Benefit Plans that are self-insured.

(xv) Neither the Company nor any Subsidiary thereof has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, of the Company or any Subsidiary, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Benefit Plan that would cause a change in the cost of providing the benefits under such plan or would cause a change in the cost of providing for other liabilities of such plan.

3.15 Properties and Assets.

(a) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Company’s Most Recent Balance Sheet or acquired since the Company’s Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens.

(b) There is no real property owned by the Company or any of its Subsidiaries. All leases for leased real property of the Company are listed on the Company Disclosure Letter and are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or the lapse of time, or both, would constitute a default) that would give rise to a claim thereunder.

(c) The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are currently used.

(d) All tangible assets which are leased by the Company or any of its Subsidiaries have been, in all material respects, maintained in accordance with the manufacturers’ standards and specifications required by each such lease.

3.16 Insurance.

(a) The Company and its Subsidiaries maintain policies of insurance and bonds with reputable companies against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the “Insurance Policies”). All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. All claims thereunder have been filed in a due and timely fashion. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.17 Taxes.

(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, value added, ad valorem, transfer, franchise, payroll, recapture, employment, imports, exports and licenses, together with excise, real and personal property withholding (of wages, dividends, interest and/or royalties) taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b) Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are true, complete and correct.

(c) Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise; and (iii) has kept all records that it is required to keep for taxation purposes, such records being available for inspection at the premises of the Company.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not both (i) described on the Company Disclosure Letter, and (ii) accurately reflected as a liability on the Company Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor is there any pending audit, action, suit, proceeding, investigation or other examination regarding Taxes for which the Company or any of its Subsidiaries may have liability. There are no Tax Liens on any assets of the Company or on any assets of any Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, considered individually or considered collectively with any other such contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code (or any comparable provision of state or foreign Tax laws). Neither the Company nor any of its Subsidiaries is, or has ever been a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar contract or agreement.

(f) No Option provides for a deferral of compensation subject to Section 409A of the Code. All Options were granted with an exercise price equal to at least the fair market value of the underlying Company Common Stock on the date such Option was granted based upon a reasonable valuation method. No Benefit Plan or other contract between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder) provides for the deferral of compensation subject to Section 409A of the Code. The execution and delivery of this Agreement by the Company and the other Parties and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or contract that will or may result in any payment of deferred compensation subject to Section 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes that has not been properly accrued for and reserved for on the Company’s Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

3.18 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance in all respects with all Environmental Laws, which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Permits required under all applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof.

(b) The Company has not received any written communication from a Governmental Authority or other Person that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and the Company has no knowledge that there are conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.

(c) The Company has no knowledge of any past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern, that could reasonably be expected to result in a claim against the Company or any of its Subsidiaries under any Environmental Law.

(d) The Company has made available to Parent true, complete and correct copies of all the Company’s environmental documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) None of the facilities used by the Company or any of its Subsidiaries is, or has ever been to the knowledge of the Company, a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in compliance with all applicable Permits and Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries has received written notice of, or is to the knowledge of the Company the subject of, any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.

(g) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in any Environmental Law, as hereinafter defined. “Environmental Law” shall mean any federal, state, local or foreign law, statute, ordinance, code, or any rule or regulation of a Governmental Authority having jurisdiction over the Company, implementing such law, statute, ordinance, code, rule or regulation and any applicable case law or administrative decision having the force of law, in each case existing and in effect on the date hereof relating to pollution or protection of public health, welfare or the environment, including, without limitation, any statute or regulation pertaining to: (i) management, handling, use, treatment, storage, disposal, release, discharge, generation or transportation of Materials of Environmental Concern; (ii) air and water pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) aboveground or underground storage tanks, vessels and containers; (vi) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (vii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. “Materials of Environmental Concern” shall mean any substance, waste, or material that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any “hazardous substance,” “pollutant” or “contaminant,” and any “petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), (b) “solid waste” as defined by the federal Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, or (h) any substance the presence or release of which requires reporting, investigation or remediation under any Environmental Law.

3.19 Intellectual Property.

(a) Generally. Section 3.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all United States and foreign: (i) trademarks, service marks and trade names and designs (whether registered or unregistered) (“Trademarks”) that are owned by or exclusively licensed to the Company or used or held for use by the Company in the conduct or operation of the Company’s business (collectively, “Company Trademarks”), and for each registered Company Trademark, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such registered Company Trademark is registered, and the expiration date for each country; (ii) patents and patent applications (including petty patents and utility models and applications therefor, as applicable, and any continuations, continuations-in-part, divisionals, reissues, supplemental protection certificates, renewals and applications for any of the foregoing) (“Patents”) that are owned by or exclusively licensed to the Company or used or held for use by the Company in the conduct or operation of the Company’s business (collectively “Company Patents”), and for each Company Patent, the number, issue date, title and priority information for each country in which such Company Patent has been issued, and for each patent application comprising a Company Patent, the application number, date of filing, title and priority information for each country in which such patent application is pending; (iii) copyright registrations and applications and unregistered copyrights (“Copyrights”) that are owned by or exclusively licensed to the Company or used or held for use by the Company in the conduct or operation of the Company’s business (collectively “Company Copyrights”), and for each registered Company Copyright, the number and date of registration thereof for each country in which such Company Copyright has been registered, and a brief description of the subject matter covered by any unregistered Company Copyright and (iv) registered domain names, and World Wide Web Universal Resource Locators (“Domain Names”) that are owned by or exclusively licensed to the Company or used or held for use by the Company in the conduct or operation of the Company’s business (collectively, “Company Domain Names”).

(b) Company Trademarks.

(i) All Company Trademarks for which an application for registration has been filed are currently in compliance with all Laws, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Company Trademark in question. No registered Company Trademark has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the knowledge of the Company, there has been no prior use of any Company Trademark by any third party that confers upon said third party superior rights in any such Company Trademark.

(ii) Except as set forth in Section 3.19(a) of the Company Disclosure Letter, the Company is the exclusive owner of all right, title and interest in and to all of the Company Trademarks, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or any oral notice or claim, challenging the Company’s complete and exclusive ownership of the Company Trademarks or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Company Trademarks.

(c) Patents.

(i) All Company Patents are currently in compliance with all Laws (including payment of filing, examination, and maintenance fees) other than any requirement that, if not satisfied and through the passage of time, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the Company Patent in question, and the Company has not taken any action or failed to take any action (including a failure to disclose prior art in connection with the prosecution of any Company Patent), or used or enforced (or failed to use or enforce) any of the Company Patents in a manner that would result in the abandonment or unenforceability of any of the Company Patents.

(ii) No Company Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and no such action has been threatened. There is no Patent of any Person that claims the same subject matter as any Company Patent and no prior art invalidates any claim of any Company Patent.

(iii) The Company is the owner of all right, title and interest in and to all of the Company Patents, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim challenging the Company’s complete and exclusive ownership of any of the Company Patents or stating that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Company Patents.

(iv) The inventions disclosed and claimed in the Company Patents may be practiced by the Company without infringing any other Patents owned by any Person.

(d) Copyrights.

(i) The Company is the owner of all right, title and interest in and to each of the Company Copyrights free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of the Company Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(ii) The Company has not received any written notice or claim challenging or questioning the validity or enforceability of any of the Company Copyrights or otherwise threatening to bring a claim that any Company Copyright is invalid, is unenforceable or has been misused.

(iii) The Company has not taken any action or failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Copyrights, in each case in a manner that could result in the unenforceability of any of the Company Copyrights. The Company has taken all reasonable steps to protect the Company’s rights in and to the Company Copyrights. To the knowledge of the Company, no other Person has infringed or is infringing any of the Company Copyrights.

(e) Trade Secrets.

(i) The Company has taken commercially reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”).

(ii) Without limiting the generality of Section 3.19(e)(i) of the Company Disclosure Letter, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property relating to the Company’s business that are developed by the employees, consultants or contractors, as applicable, and, except subject to confidentiality obligations, there has been no disclosure by the Company or, to the knowledge of the Company, any of its employees, contractors, agents or consultants of the Company’s confidential information or Company Trade Secrets; nor have any actions been taken by the Company which would affect the Company’s ability to obtain U.S. or, to the knowledge of the Company, foreign patent protection for the Company’s inventions.

(f) License Agreements.

(i) Section 3.19(f)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Company Intellectual Property (other than “off-the-shelf” shrink wrap Software commercially available on reasonable terms to any Person for a license fee of no more than $50,000) (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto and an identification of all of the Intellectual Property covered thereby.

(ii) Section 3.19(f)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements (other than “click through” end user license agreements entered into in the ordinary course of the Company’s business) currently in effect under which the Company has granted licenses or other rights to in or to use or practice any rights under any Company Intellectual Property, indicating for each the title and parties thereto and an identification of all of the Intellectual Property covered thereby (collectively, the “Company Outbound License Agreements”).

(iii) There is no outstanding or threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been made available to Parent.

(g) Domain Names. The Company is the exclusive owner of the Company Domain Names, and all such Company Domain Names are currently registered by the Company, as exclusive owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Section 3.19(g) of the Company Disclosure Letter. To the Company’s knowledge and except as maybe provided on any such internet site or in any terms of use or other policy governing the use of or access to any such internet site, the Company is the owner or has sufficient rights to display all content displayed on the Internet site associated with each of the Company Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Company Domain Names and the continued use of the Content by Parent or the Merger Sub. To the knowledge of the Company, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Parent’s or Merger Sub’s unencumbered use of the Company Domain Names or Content, or any part thereof.

(h) Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Encumbrances (except in the case of the Company Inbound License Agreements, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other Person, all of the Intellectual Property used or required for use in the conduct of the Company’s business. The Company Intellectual Property identified in Section 3.19(a) of the Company Disclosure Letter, together with the rights granted to the Company under the Company Inbound License Agreements, constitute all the Intellectual Property used or required for use in the operation of the Company’s business as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate the Company’s business after the Closing in substantially the same manner as the Company’s business has been operated by the Company. All contracts, license agreements and other agreements relating to the Company Intellectual Property currently used in the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted are in full force and effect. Except as set forth in the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Each of the Company and its Subsidiaries is in compliance with, and has not breached and has not committed any action or omission that could reasonably be expected to result in such a breach of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. At the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(i) No Infringement by the Company. The operation of the businesses of the Company and its Subsidiaries as such businesses are currently conducted, including the design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development) and the Company’s use or contemplated use of the Company Intellectual Property, to the knowledge of the Company has not, does not and will not infringe, dilute or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. No litigation is now pending and no notice or other claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of Trade Secret claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company, past or present.

(j) No Infringement by Third Parties. To the knowledge of the Company no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property.

(k) Assignment; Change of Control. The execution, delivery and performance by the Company of this Agreement and each of the other documents contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights in the Company Intellectual Property or under any Company Inbound License Agreement or Company Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

(l) Software. The Software owned or purported to be owned by the Company was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Software to the Company. None of the Software owned or purported to be owned by the Company is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement that requires the disclosure of the source code to any Software owned or purported to be owned by the Company. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities, other than under Company Inbound License Agreements or Company Outbound License Agreements which would obligate the Company to grant licenses to or otherwise impair its control of the Company Intellectual Property.

(m) Performance of Existing Products. The Company’s currently licensed and marketed commercially available products and services, including any customized products and services, conform and perform in all respects with the functions described in any currently applicable agreed upon specifications or end user documentation provided to Parent or to customers or potential customers of the Company and in accordance with the Company’s contractual obligations to the Company’s customers. The Company has not been notified, either orally or in writing, that such products do not perform as set forth above.

(n) Use of User Data.

(i) The Company’s use, license, sublicense and sale of any User Data collected from users at its website and any co-branded websites which the Company manages have complied in all respects with the Company’s published privacy policy at the time such User Data was used, licensed, sublicensed or sold, as applicable, (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a claim against the Company.

(ii) The Company is in compliance with all U.S. and, to the knowledge of the Company, non-U.S. applicable Laws and contractual obligations binding on the Company that relate to or govern the compilation, use and transfer of User Data.

(iii) There is no action (including any audit or investigation) pending or, to the knowledge of the Company, threatened, by any Person or any Governmental Authority involving the use, disclosure or transfer of any User Data by the Company, nor, to the knowledge of the Company, has the Company been contacted by any Governmental Authority regarding the use, disclosure or transfer of any User Data by the Company.

(iv) None of the Privacy Policies currently in effect prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent’s acquisition of the websites, products and other assets of the Company pursuant to this Agreement (it being understood that, following such transfer, such User Data remains subject to the applicable use limitations set forth in such Privacy Policies).

(v) To the knowledge of the Company, no Person has obtained unauthorized access to User Data stored on the computer systems of the Company (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company in any material manner.

3.20 Brokers. Except as set forth in the Company Disclosure Letter, no broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.21 Certain Business Practices. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; (d) made any other unlawful payment; (e) transacted any business with the Republic of the Sudan; or (f) engaged in the business of manufacturing or selling alcoholic beverages, tobacco or firearms.

3.22 Government Contracts. Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority and, to the knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or the Parent (assuming that no such suspension or debarment will result solely from the identity, acts or omissions of Parent or Parent’s affiliates).

3.23 Related Party Transactions. Except as set forth in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC.

3.24 Customers. Listed in the Company Disclosure Letter are the names of all the customers of the Company that ordered goods or merchandise from the Company with an aggregate value of $50,000 or more during the twelve-month period ended July 31, 2006, and the amount for which each such customer was invoiced during such period. Except as disclosed in the Company Disclosure Letter, the Company has not received any written notice and has no reason to believe that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

3.25 Suppliers. Listed in the Company Disclosure Letter are the names of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods with an aggregate purchase price of $50,000 or more during the twelve-month period ended July 31, 2006, and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in the Company Disclosure Letter, the Company has not received any written notice and has no reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Company, subject to general and customary price increases.

3.26 Key Employees; Labor. The Company Disclosure Letter lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2002, 2003, 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee or officer of the Company and any of its Subsidiaries whose annual compensation exceeded (or, in 2006, is expected to exceed) $100,000.

(a) All directors, officers, management employees, and technical and professional employees of the Company and any of its Subsidiaries are under written obligation to the Company or any of its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or any of its Subsidiaries, as applicable, all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(b) Neither the Company nor any of its Subsidiaries has been, nor is any of them currently, a party to any collective bargaining or other labor contract. Except as set forth in the Company Disclosure Letter, there has not been and there is not presently pending or existing, nor is there a threatened (a) strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting the Company or any of its Subsidiaries or their premises, or (c) application for certification of a collective bargaining agent. To the knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

3.27 Payment Programs.

(a) All Payment Programs in which the Company or any of its Subsidiaries has participated at any time during the last three years are listed on the Company Disclosure Letter (the “Company Payment Programs”). For purposes of this Agreement, the term “Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs. The Company or any of its Subsidiaries, as applicable, is a participating provider, in good standing, in each Company Payment Program. There is no threatened or pending or concluded investigation, or civil, administrative or criminal proceeding relating to the Company’s or any of its Subsidiaries’ participation in any Payment Program. Neither the Company nor any Subsidiary is subject to, nor has any of them been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program has requested or threatened any recoupment, refund, or set-off from the Company or any of its Subsidiaries and there is no basis therefor. No Payment Program has imposed a fine, penalty or other sanction on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been excluded from participation in any Payment Program. Neither the Company nor any of its Subsidiaries has knowingly submitted to any Payment Program any false or fraudulent claim for payment, nor has the Company or any of its Subsidiaries at any time knowingly violated any condition for participation, or any rule, regulation, policy or standard of, any Payment Program. All Medicare cost reports, if any, for all periods prior to the Effective Time have been accurately completed and timely filed.

(b) Neither the Company nor any of its Subsidiaries, affiliates, directors, officers or employees has directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present medical director, physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such Person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other Person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of the Company and its Subsidiaries with respect to all Payment Programs have been true, fair and correct and in compliance with all applicable laws, and all regulations and policies of all such Payment Programs, and neither the Company nor any of its Subsidiaries has knowingly billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith.

3.28 Products. Each of the products produced, licensed or sold and services rendered by the Company or any of its Subsidiaries (“Products”) (i) is, and at all times has been, in material compliance with all applicable Laws, and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale. Neither the Company nor any of its Subsidiaries has knowledge of any design defect with respect to any Products, and each of such Products contains adequate warnings in accordance with applicable Laws and current industry practice with respect to its contents and use.

3.29 Inventories. Except as set forth in the Company Disclosure Letter, all of the inventory of the Company and its Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of items of a quality and quantity usable or saleable in the ordinary course of the businesses of the Company and its Subsidiaries as first quality goods at prices having a value equal to the amounts reflected on the Most Recent Balance Sheet or, with respect to the Company’s after-acquired inventory, at least equal to the cost thereof plus markups consistent with United States Generally Accepted Accounting Principles (“GAAP”). Each item of such inventory is valued on the Most Recent Balance Sheet at the lower of cost or market, by the first-in first-out method, in accordance with GAAP. The Company’s and its Subsidiaries’ inventories and supplies are on the date hereof, and will be at the Effective Time, at normal and adequate levels for the continuation of such businesses in the ordinary course.

3.30 Books and Records. The minute books of the Company and its Subsidiaries contain true, complete and correct records of all actions taken at meetings of the Company’s and its Subsidiaries’ stockholders, boards of directors and committees thereof and of all written consents executed in lieu of the holding of a meeting and of all other matters set forth therein and have been maintained in a manner consistent with good business practice.

3.31 Disclosure. Except as set forth in the Company Disclosure Letter, no representation or warranty of the Company contained in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the information requested in such representation or warranty, not misleading.

3.32 Proxy Materials; Other Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Materials”) will, at the time of the mailing of any of the Proxy Materials and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Materials, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Proxy Materials will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in corporate and tax good standing under the laws of its respective state of incorporation.

4.2 Authority; No Conflict; Required Filings.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement do not, and the performance by either Parent or Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) its Certificate of Incorporation, Bylaws or other equivalent organizational documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to it, or by which any of its properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which it is a party or by which its properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to impair the ability of the Parties to consummate the Merger on a timely basis.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger and related officers’ certificates with the Secretary of State of the State of Delaware in accordance with the DGCL; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to impair the ability of the Parties to consummate the Merger on a timely basis.

4.3 Compliance with Laws. Each of Parent and Merger Sub has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to impair the ability of the Parties to consummate the Merger on a timely basis.

4.4 Litigation. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub which, if decided adversely could reasonably be expected to impair the ability of the Parties to consummate the Merger on a timely basis.

4.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

4.6 Financing. Concurrently with its execution of this Agreement, the Parent and the Merger Sub shall deliver to the Company the reasonable assurances of HealthpointCapital Partners II, L.P. ("HealthpointCapital"), made and directed to the Company that HealthpointCapital has sufficient funds to complete the Offer and the Merger in accordance with this Agreement.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business Pending the Merger.

(a) The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VIII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Company and its Subsidiaries: (i) shall conduct its business only in the ordinary course of business, consistent with past practice; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) shall use its commercially reasonable efforts to preserve intact its business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Plan);

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its Subsidiaries;

(iv) sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify any existing agreements with respect to any Company Intellectual Property;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix)  (A) issue any debt securities, (B) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, (C) make any loans, advance to any Person, (D) take any advance with respect to the Company’s existing line of credit with Commerce Bank (the “Line of Credit”) without providing notice to Parent or (E) increase the amount outstanding or the aggregate credit available under the Line of Credit above $3,500,000;

(x) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(xi) authorize any capital expenditures in excess of $100,000 in the aggregate;

(xii) take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in accordance with agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

(xiii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(xiv) create, incur, suffer to exist or assume any Lien on any of its properties, facilities or other assets;

(xv) other than in the ordinary course of business: (A) enter into any Company Material Contract; (B) modify, amend, transfer or terminate any Company Material Contract or waive, release or assign any rights or claims thereto or thereunder; or (C) enter into or extend any lease with respect to real property;

(xvi) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

(xvii) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xviii) pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of non-material amounts of cash and do not involve any admission with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(xix) amend the terms of any outstanding options under the Company Stock Plan, except as may be necessary to conform to the terms of this Agreement;

(xx) except for insurance coverage that will terminate as a result of the transactions contemplated hereby, fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xxi) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xxii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article III of this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article VII of this Agreement not being satisfied as of the Closing Date; or

(xxiii) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

5.2 No Solicitation of Other Proposals.

(a) The Company shall, and shall direct its Representatives to, immediately cease any discussions, negotiations or written communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 5.2 and only in response to an inquiry from such other parties) with any party or parties that commenced prior to the execution of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means any proposal, offer or indication of interest (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any affiliates thereof (a “Competing Third Party”), relating to (i) any Material Change of Ownership; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Competing Third Party beneficially owning more than 20% of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of a majority of the assets of the Company, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(b) Unless this Agreement shall have been validly terminated, the Company shall not, nor shall it authorize or permit any Representative of the Company or its Subsidiaries to (i) solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any Competing Proposal; (ii) directly or indirectly initiate or participate in any discussions, negotiations or communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 5.2 and only in response to an inquiry from such other parties) regarding any Competing Proposal; or (iii) furnish to any Competing Third Party any nonpublic information or data for the purpose of encouraging or facilitating, or provide access to the properties, offices, books, records, officers, directors or employees of the Company for the purpose of encouraging or facilitating, any Competing Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 5.2 by the Company. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, if, prior to obtaining Requisite Stockholder Approval, the Company Board determines (after consultation with outside counsel and its financial advisor) that a Competing Proposal that did not result from a breach by the Company of this Section 5.2 constitutes or is reasonably likely to lead to a Superior Competing Proposal, then the Company may, to the extent that the Company Board determines in good faith after consultation with the Company’s outside counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law and subject to the Company's providing prompt (but in any event within 24 hours after such decision is formally adopted by the Company Board) written notice to Parent of its decision to take such action and compliance by the Company with Section 5.2(d), (A) furnish information or data with respect to the Company and its Subsidiaries to such Competing Third Party (and the Representatives of such Competing Third Party) and (B) participate in discussions and negotiations (including solicitations of a revised Competing Proposal by such Competing Third Party) directly or through its Representatives with such Competing Third Party, subject to the Company receiving from such Competing Third Party a confidentiality agreement not materially less favorable to the Company than the confidentiality obligations contained in the agreements between the Company and Parent, provided, that all nonpublic information (other than any immaterial information) not already provided or made available to the Parent is provided to the Parent as soon as reasonably practicable (but in any event within 24 hours) after it is provided to such Competing Third Party.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose or publicly resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub the Recommendations; (ii) approve or recommend, or publicly propose or publicly resolve to approve or recommend, any Competing Proposal; (iii) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (other than a confidentiality agreement referred to in Section 5.2(b) entered into in the circumstances referred to in Section 5.2(b)) (an “Acquisition Agreement”); (iv) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend, any agreement requiring it to terminate this Agreement or abandon or fail to consummate the Merger or the transactions contemplated hereby; or (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company Board may, in response to a Superior Competing Proposal that did not result from a breach by the Company of this Section 5.2, (1) withdraw or modify the Recommendations, (2) approve or recommend the Superior Competing Proposal or (3) terminate the Agreement in accordance with Section 8.1(e), but in the case of any action contemplated by clause (1) or any recommendation contemplated by clause (2), only (x) if the Company Board determines in good faith after consultation with the Company’s outside counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law and in each case, only (y) at a time that is after 24 hours following Parent’s receipt of written notice advising Parent that the Company Board is prepared to take such action (during which period the Company shall make its counsel available to Parent and shall consider in good faith any amendment of the terms of the Merger proposed by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger), specifying therein the material terms and conditions of such Superior Competing Proposal and identifying the Person or group making such Superior Competing Proposal, and (y) if, following such 24-hour period, the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any bona fide proposal by Parent or Merger Sub to amend the terms of this Agreement, which proposal shall be binding during such 24-hour period and capable of acceptance by the Company. The Company shall not during the term of this Agreement release any Competing Third Party from, or agree to amend or waive any provision of, any confidentiality agreement with any Competing Third Party with respect to a Competing Proposal entered into pursuant to this Section 5.2 unless it so amends or waives the confidentiality agreement with Parent, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 5.2. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company Board may withdraw or modify the Recommendations if the Company Board determines, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, but only at a time that is after 24 hours following Parent’s receipt of written notice advising Parent that the Company Board is prepared to take such action, specifying the reasons therefor.

(d) In addition to the obligations set forth in Sections 5.2(a), (b) and (c), the Company shall notify Parent orally and, if requested by Parent, in writing, within 24 hours of the receipt by the Company of any Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal and the identity of the person or group making or sending the Competing Proposal. The Company shall promptly (but in any event within 24 hours) advise Parent of any material change in the terms or conditions of a Competing Proposal or any other material development with respect thereto.

(e) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board from making any disclosure to the Company’s stockholders, if the Company Board determines, after consultation with its outside counsel, that failure to so disclose would be inconsistent with its fiduciary obligations under applicable Law or the Company’s or its obligations under Sections 14d-9 and 14e-2 of the Exchange Act.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall make available to Parent any appropriate employees for discussion of its business, properties and personnel as Parent may reasonably request. No investigation pursuant to this Section 6.1(a) shall affect any representations or warranties of the Company contained herein or the conditions to the obligations of the Company hereto.

(b) Each Party shall hold, and shall use its best efforts to cause its affiliates and its and their respective officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) to hold, all information obtained pursuant to Section 6.1(a) in strict confidence from any Person (other than any such affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process or by other requirements of law or (ii) disclosed in an judicial or governmental action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its affiliates furnished to it by the other Party or such other Party’s Representatives in connection with this Agreement or the trans-actions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (z) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

6.2 Reasonable Efforts; Further Assurances.

(a) Parent and the Company shall use their reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VII, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

6.3 Stock Options; Warrants. Except as set forth on Schedule 1.7 hereto, at the Effective Time, each Option or other right to purchase shares of Company Common Stock, whether vested or unvested, if not exercised, shall be cancelled or deemed to have been exercised pursuant to Section 2.7(a) above, without any action by the holders thereof.

6.4 Employees; Employee Benefits.

(a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a “Company Employee”); provided, however, that this Section 6.4(a) shall not be construed to limit the ability of the Surviving Corporation, or Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

(b) Prior to the Effective Time, Parent shall offer employment to the individuals listed on Schedule 6.4(b), on and subject to the terms set forth in a separate written offer delivered to each such individual prior to the date of this Agreement.

(c) After the Effective Time the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employee of Parent.

6.5 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) if any representation or warranty under this Agreement becomes untrue and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

6.6 Public Announcements. Except as otherwise required by applicable law, court process or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VIII, neither the Company nor Parent shall, nor shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

6.7 FIRPTA Compliance Pre-Closing. The Surviving Corporation shall, as soon as practicable after the Effective Time, deliver to Parent a statement conforming to the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the regulations of the IRS in form and substance, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code. In addition, simultaneously with the delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the IRS conforming to the requirements of Section 1.897-2(h) (2) of such regulations, together with written authorizations to Parent to deliver such notifications to the IRS after the Effective Time.

6.8 Tax Matters. Without the prior written consent of Parent, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

6.9 Proxy Statement. If approval of the Company’s stockholders is required by Delaware Law following the Appointment Time in order to consummate the Merger other than pursuant to Section 253 of the Delaware Law, as soon as practicable following the Appointment Time, Parent, Merger Sub and Company will prepare with the SEC a proxy statement for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholders’ Meeting (the “Proxy Statement”). Parent and Merger Sub, respectively, shall each promptly furnish the Company, in writing, all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Proxy Statement. As soon as practicable following the Appointment Time, the Company shall file a preliminary Proxy Statement with the SEC. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith and shall provide Parent and its counsel all written comments or requests for information that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt thereof. The Company shall respond to any such comments or requests from the SEC regarding the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to participate in the formulation thereof and to review and comment thereon. As promptly as practicable after the all comments and requests by the SEC have been resolved, in the reasonable judgment of the Company (or, in the event that the SEC has informed the Company that will not review the preliminary Proxy Statement, then as promptly as practicable following the tenth (10th) day following the filing of the preliminary Proxy Statement), the Company shall file a definitive Proxy Statement with the SEC and disseminate the definitive Proxy Statement to its stockholders. If at any time prior to the Stockholders’ Meeting, any information relating to the Parent, Merger Sub, or any of their respective directors, officers or affiliates, should be discovered by Parent, Merger Sub or the Company (including any correction to any of the information provided by them for use in the Proxy Statement) which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable law. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act or the rules or regulations of any other governmental or self-regulatory entity.

6.10 Meeting of Stockholders.

(a) Meeting of Stockholders. If approval of the Company stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as reasonably practicable after the mailing of the Proxy Statement to the Company stockholders, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption of this Agreement (the “Stockholders’ Meeting”). Following the Appointment Time, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its respective stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that its Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws and all other applicable Laws. The Company shall give notice of, in accordance with the requirements of Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall determine that this Agreement is no longer advisable or recommends that the Company’s stockholders reject it.

(b) Voting Agreement. Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

(c) Short-Form Merger. Notwithstanding the provisions of this Section 6.10, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE VII
CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

(b) Stockholder Approval. If approval of the Merger by the Company’s stockholders is required by Delaware Law, this Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(c) Purchase of shares of Company Common Stock. Parent shall have accepted for payment and paid for the shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

ARTICLE VIII
TERMINATION, AMENDMENT, WAIVER AND GUARANTEE

8.1 Termination. This Agreement may be terminated and the Merger, the Offer and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if (i) the Offer shall not have been consummated on or before October 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date, (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent) or (iii) if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(c) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) the Offer shall have remained open for not less than forty (40) business days and shall have expired without Merger Sub having purchased any shares thereunder, or (ii) if a Triggering Event shall have occurred at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval;

(d) by the Company, prior to the acceptance by Parent of shares of Company Common Stock pursuant to the Offer, if it is not in material breach of its obligations under this Agreement, and if the Offer shall have remained open for not less than forty (40) business days and shall have expired without Merger Sub having purchased any shares thereunder; or

(e) by the Company, in order to enter into an agreement relating to a Superior Competing Proposal; provided, however, that this Agreement may not be so terminated unless (x) the Company Board shall have complied in all material respects with the procedures set forth in Section 5.2 and (y) all of the payments required by Section 8.3 as a result of the operation of this paragraph (f) that are then due and payable have been made in full to Parent.

8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 6.1(b), 6.6, 8.3 and ARTICLE IX, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any intentional breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement, except as specified in Section 8.3(c).

8.3 Fees and Expenses; Termination Fee.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated, subject to Section 8.3(b).

(b) In the event that (i) Parent terminates this Agreement pursuant to Section 8.1(c)(i) or (ii) the Company terminates this Agreement pursuant to Section 8.1(e), then the Company shall pay to Parent, simultaneously with such termination in the case of a termination pursuant to Section 8.1(e) and within five business days in the case of a termination pursuant to Section 8.1(c), the Termination Fee, plus all Parent Expenses, which Termination Fee and Parent Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(c) In the event that the Parent terminates this Agreement other than pursuant to Section 8.1(b) or (c), then the Parent shall pay the Company, simultaneously with such termination, the Company Expenses by wire transfer of immediately available funds to an account specified by Parent.

(d) Payment of the Termination Fee and Parent Expenses pursuant to Section 8.3(b) or (c) shall not be in lieu of damages incurred in the event of fraud or willful breach of this Agreement, but shall in all other cases be the exclusive remedies available to Parent and Merger Sub if this Agreement is terminated by Parent and Merger Sub.

ARTICLE IX
GENERAL PROVISIONS

9.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within twenty-four (24) hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

(a) If to Parent or Merger Sub:

c/o HealthpointCapital Partners, L.P.
505 Park Avenue, 12th Floor
New York, New York 10022
Telecopier: (212) 935-6878
E-Mail: tberkowitz@healthpointgroup.com
Attention: Mortimer Berkowitz III, Managing Director

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Telecopier: (212) 983-3115
E-Mail: jmmcknight@mintz.com
Attention: James M. McKnight, Esq.

(b) If to the Company:

BioLok International Inc.
368 S. Military Trail
Deerfield Beach, FL 33442
Telecopier: (954) 698-9925
E-Mail: blh@biolok.com
Attention: Bruce L. Hollander, President

With a copy to:
Jonathan L. Shepard, Esquire
Siegel, Lipman, Dunay & Shepard, LLP
5355 Town Center Road, Suite 801
Boca Raton, FL 33486
Telecopier: (561) 362-6116
E-Mail: jshepard@sldslaw.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the date of receipt or refusal.

9.2 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Amendment. Except as is otherwise required by applicable law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company.

9.4 Waiver. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Entire Agreement. This Agreement (including all schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the stockholders of the Company, who are expressly intended to be third party beneficiaries of this Agreement if the Merger is consummated) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.10 Survival of Representations and Warranties. The representations and warranties in this Agreement and the covenants in this Agreement that are contemplated to occur prior to the Closing shall terminate at the Closing.

9.11 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (d) consents to service of process by delivery pursuant to Section 9.1.

9.12 Attorneys’ Fees. If any legal action or dispute arises under this Agreement, or arises by reason of any asserted breach of it, the prevailing party shall be entitled to recover its attorneys' fees actually and reasonably incurred and all other costs and expenses incurred in connection with settling or resolving such dispute, in addition to any other relief to which that party may be entitled.

9.13 Certain Definitions. For purposes of this Agreement, unless the context otherwise requires, the term:

(a) “affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, but not limited to, any partnership or joint venture in which the Person (either alone, or through or together with any of its Subsidiaries) has, directly or indirectly, an interest of 5% or more.

(b) “Company Expenses” means all reasonably document expenses of Company, including fees and expenses of counsel, financial advisors and accountants actually and reasonably incurred in connection with the transactions contemplated hereby, payable to the Company by the Parent under Section 8.3(c), but not more than $250,000.

(c) “Company Intellectual Property” shall mean, collectively, (i) Company Trademarks, Company Patents, Company Copyrights, and Company Domain Names, as those terms are defined in Section 3.19 (a) of this Agreement, (ii) Software, (iii) any other Intellectual Property owned by or exclusively licensed to the Company or used or held for use by the Company in the conduct or operation of the Company’s business.

(d) “contract” means any contract, plan, undertaking, understanding, agreement, license, lease, permit, franchise, note, bond, mortgage, indenture, binding commitment or other instrument or obligation, whether written or oral.

(e) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

(f) “Escrow Agreement” shall have the meaning ascribed thereto in the Stockholders Support Agreement.

(g) “indebtedness” means any amount owed (including, without limitation, unpaid interest and fees thereon) in respect of (i) borrowed money, (ii) capital lease obligations and (iii) accounts payable that, as of any date of determination, are past due by their terms.

(h) “Intellectual Property” shall mean, collectively, (i) Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in Sections 3.19 (a) and 3.19(e)(i) of this Agreement, (ii) Software, (iii) any proprietary interest, whether registered or unregistered, in know-how, database rights, data in databases, website content, inventions, invention disclosures or applications, operating and manufacturing procedures, designs, specifications and the like, and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

(i) “knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; and (ii) in the case of the Company, the knowledge of any of Bruce Hollander, Ingo Kozak or Patricio Nilo after reasonable inquiry by any of them of the officers or employees of the Company responsible for the matter at issue, (iii) in the case of any other Person (other than an individual) such Person will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

(j) “Material Change of Ownership” means a change in the ownership of securities of the Company such that the Company’s three largest stockholders, their respective affiliates (including their extended family members), the directors and executive officers of the Company, and stockholders of the Company of which the directors and executive officers of the Company are affiliates would collectively own securities of the Company having less than 25% of the combined voting power of the Company’s outstanding securities in the election of directors of the Company.

(k) “Parent Expenses” means the all reasonably documented expenses of Parent, including fees and expenses of counsel, financial advisors and accountants actually and reasonably incurred in connection with the transactions contemplated hereby, but not more than $250,000.

(l) “Person” means any natural person, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint stock company, joint venture, non-corporate business enterprise, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(m) “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

(n) “Software” means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by the Company or otherwise included as an asset of the Company, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third-party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

(o) “Superior Competing Proposal” means a bona fide written proposal or offer made by a Competing Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its Subsidiaries (i) on terms the Company Board determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) are more favorable to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account, among other things, relevant legal, financial, regulatory, timing and other aspects of the offer and the Competing Third Party making the offer and the terms and conditions of this Agreement and (ii) which is reasonably capable of being consummated within 120 days after execution of a definitive agreement with respect thereto (or within 120 days after the commencement of a tender offer or exchange offer, the filing of a petition for liquidation or dissolution, or the Company's approval of, consent to or acquiescence in any similar transaction not involving the execution of a definitive agreement).

(p) “Termination Fee” means $1,155,000 in cash.

(q) “Triggering Event” shall be deemed to have occurred if, prior to the Appointment Time, any of the following shall have occurred: (A) a Change of Recommendation; (B) the Company shall have failed to include the Recommendations in the Schedule 14D-9 or permit the inclusion of the Recommendations in the Offer Documents; or (C) the Company Board shall have for any reason approved, or recommended that the Company’s stockholders approve, any Acquisition Proposal.

(r) “User Data” shall mean, to the extent collected or acquired by or on behalf of the Company: (w) all data related to impression and “click through” activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (x) all data that contains a personal element allowing for the identification of a natural person, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles.

9.14 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Agreement	Preamble
Acquisition Agreement	5.2(c)
Anti-Kickback Statute	3.10(b)(iv)
Appointment Time	1.3(a)
Benefit Plan	3.14(a)
Business Day	2.2
Certificate of Merger	2.3
Certificates	2.8(c)
Closing	2.2
Closing Date	2.2
COBRA	3.14(b)(viii)
Code	2.8(d)
Company	Preamble
Company Board	1.1(g)
Company Common Stock	Recitals
Company Copyrights	3.19(a)
Company Disclosure Letter	Article III preamble
Company Domain Names	3.19(a)
Company Employee	6.4(a)
Company Financial Statements	3.6(b)
Company Inbound License Agreements	3.19(f)(i)
Company Material Adverse Effect	Article III preamble
Company Material Contracts	3.9(a)
Company Option Plan	3.3(b)
Company Outbound License Agreement	3.19(f)(i)
Company Patents	3.19(a)
Company Payment Programs	3.27(a)
Company Permits	3.11
Company Preferred Stock	3.3(a)
Company SEC Documents	3.6(a)

Company Securityholders	1.1(g)
Company Trademarks	3.19(a)
Company’s Most Recent Balance Sheet	3.7
Company’s Most Recent Balance Sheet Date	3.7
Competing Proposal	5.2(a)
Competing Third Party	5.2(a)
Content	3.19(g)
Continuing Director	1.3(a)
Copyrights	3.19(a)
Delaware Law	1.2(a)
DGCL	1.2(a)
Dissenting Share Payments	2.12
Dissenting Shares	2.12
Domain Names	3.19(a)
Effective Time	2.3
Environmental Law	3.18(g)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Equitable Exceptions	3.4(b)
Exchange Act	1.1(a)
FDA	3.10(b)(ix)
Former Option Holder	2.7(a)
Former Warrant Holders	2.7(a)
GAAP	3.29
Governmental Authority	3.4(d)
HIPAA	3.10(b)(vii)
Insurance Policies	3.16(a)
Interim Period	5.1(a)
IRS	3.14(a)
Laws	3.10(a)
Liens	3.2(b)
Materials of Environmental Concern	3.18(g)
Merger	Recitals
Merger Consideration	2.7(b)
Merger Fund	2.8(b)
Merger Sub	Preamble
Merger Sub Common Stock	2.11
Minimum Condition	1.1(a)
Offer	1.1(a)
Offer Documents	1.1(g)
Offer to Purchase	1.1(g)
Option	2.7(a)
Options	2.7(a)
Option Payments	2.7(a)
Parent	Preamble
Party	Preamble

Parties	Preamble
Patents	3.19(a)
Payment Agent	2.8(a)
Payment Programs	3.27(a)
Pension Plan	3.14(a)
Permits	3.11
Per Share Amount	1.1(a)
Privacy Policies	3.19(n)(i)
Products	3.28
Projections	3.31
Proxy Materials	3.32
Proxy Statement	6.9
Recommendations	1.2(a)
Representatives	6.1(b)
Requisite Stockholder Approval	3.4(a)
Returns	3.17(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(g)
SEC	1.1(c)
Securities Act	3.2(c)
Stark Law	3.10(b)(ii)
Stockholder	Recitals
Stockholders Support Agreement	Recitals
Stockholders’ Meeting	6.10(a)
Subsidiary	3.2(d)
Surviving Corporation	2.2
Tax	3.17(a)
Trademarks	3.19(a)
Trade Secrets	3.19(e)(i)
Warrants	2.7(a)
Warrant Payments	2.7(a)

9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

TUMBLER HOLDINGS, INC.

By  /s/ Mortimer Berkowitz III
       Mortimer Berkowitz III, President

TUMBLER MERGER CORP.

By  /s/ Mortimer Berkowitz III
       Mortimer Berkowitz III, President

BIOLOK INTERNATIONAL INC.

By  /s/ Bruce L. Hollander
       Bruce L. Hollander, President & Chief Executive Officer

ANNEX A
CONDITIONS TO THE OFFER

Reference is made to that certain Agreement and Plan of Merger, dated as of September __, 2006 (the “Agreement”) by and among TUMBLER HOLDINGS, INC., a Delaware corporation (“Parent”), TUMBLER MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and BIOLOK INTERNATIONAL INC., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement).

Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the rights of Parent to extend and amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Parent to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock if by the expiration of the Offer (as it may be extended pursuant to Section 1.1(c) of the Agreement), (i) the Minimum Condition has not been satisfied or (ii) any of the following events shall have occurred and continue to exist:

(a) there shall be pending or overtly threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Merger Sub or Parent of any shares of Company Common Stock or (ii) seeking to restrain or prohibit the consummation of the Offer or the Merger provided that Parent is using commercially reasonable efforts to remove such challenge, restraint or prohibition;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Authority, to the Offer or the Merger, or any other action shall be taken by any Governmental Authority, that is reasonably likely to result in any of the consequences referred to in the immediately preceding paragraph (a) of this Annex A;

(c) any Major Stockholder shall have breached the Stockholders Support Agreement in any material respect;

(d) any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct as of the date of the Agreement or (ii) except with respect to representations and warranties made as of a particular date shall not be true and correct on and as of the scheduled expiration date of the Offer with the same force and effect as if made on and as of such date, except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

A-1

(e) there shall have occurred and be continuing at the time immediately prior to such obligation of Parent (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Nasdaq Stock Market’s National Market (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f) the Company shall have failed to perform any agreement, covenant or obligation of the Company to be performed or complied with by it prior to the Appointment Time under the Agreement, except where the failure to so perform would not have a Company Material Adverse Effect;

(g) since the date of the Agreement, there shall have occurred and be continuing any event, change or development that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on the Company; or

(h) the Agreement shall have been terminated in accordance with its terms;

and which in any such case makes it inadvisable, in the reasonable and good faith judgment of Parent or Merger Sub, to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

The conditions to the Offer set forth herein are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

* * * * *

A-2

TABLE OF CONTENTS

ARTICLE I THE OFFER		2
1.1	The Offer.	2
1.2	Company Action.	5
1.3	Company Boards of Directors and Committees; Section 14(f) of Exchange Act.	6
ARTICLE II THE MERGER		8
2.1	The Merger	8
2.2	Closing	8
2.3	Effective Time	8
2.4	Effect of the Merger	8
2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	9
2.6	Directors and Officers	9
2.7	Conversion of Company Common Stock, Etc	9
2.8	Surrender of Certificates.	10
2.9	No Further Ownership Rights in Company Common Stock	11
2.10	Lost, Stolen or Destroyed Certificates	11
2.11	Capital Stock of Merger Sub	11
2.12	Dissenting Shares	12
2.13	No Liability	12
2.14	Taking of Necessary Action; Further Action	12
2.15	Stockholders Support Agreement	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
3.1	Organization and Qualification	13
3.2	Subsidiaries.	13
3.3	Capital Structure.	14
3.4	Authority; No Conflict; Required Filings.	16
3.5	Board Approval; Required Vote.	17
3.6	SEC Filings; Financial Statements.	17
3.7	Absence of Undisclosed Liabilities	19
3.8	Absence of Certain Changes or Events	19
3.9	Agreements, Contracts and Commitments.	19
3.10	Compliance with Laws.	21
3.11	Permits	23
3.12	Litigation	23
3.13	Restrictions on Business Activities	23
3.14	Employee Benefit Plans.	23
3.15	Properties and Assets.	27
3.16	Insurance.	27
3.17	Taxes.	28
3.18	Environmental Matters.	29
3.19	Intellectual Property.	31
3.20	Brokers	36
3.21	Certain Business Practices	37
3.22	Government Contracts	37
3.23	Related Party Transactions	37
3.24	Customers	37
3.25	Suppliers	37
3.26	Key Employees; Labor	37
3.27	Payment Programs.	38
3.28	Products	39
3.29	Inventories	40
3.30	Books and Records	40
3.31	Disclosure	40
3.32	Proxy Materials; Other Information	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41
4.1	Organization	41
4.2	Authority; No Conflict; Required Filings.	41
4.3	Compliance with Laws	42
4.4	Litigation	42
4.5	Interim Operations of Merger Sub	42
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		42
5.1	Conduct of Business Pending the Merger.	42
5.2	No Solicitation of Other Proposals.	45
ARTICLE VI ADDITIONAL AGREEMENTS		48
6.1	Access to Information; Confidentiality.	48
6.2	Reasonable Efforts; Further Assurances.	48
6.3	Stock Options; Warrants..	49
6.4	Employees; Employee Benefits.	49
6.5	Notification of Certain Matters.	49
6.6	Public Announcements	50
6.7	FIRPTA Compliance Pre-Closing	50
6.8	Tax Matters	50
6.9	Proxy Statement	50
6.10	Meeting of Stockholders.	51
ARTICLE VII CONDITIONS OF MERGER		52
7.1	Conditions to Obligation of Each Party to Effect the Merger	52
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		53
8.1	Termination	53
8.2	Effect of Termination	54
8.3	Fees and Expenses; Termination Fee.	54

ARTICLE IX GENERAL PROVISIONS		55
9.1	Notices	55
9.2	Interpretation	56
9.3	Amendment	56
9.4	Waiver	56
9.5	Severability	56
9.6	Entire Agreement	56
9.7	Assignment	56
9.8	Parties in Interest	56
9.9	Failure or Indulgence Not Waiver; Remedies Cumulative	57
9.10	Survival of Representations and Warranties	57
9.11	Governing Law; Enforcement	57
9.12	Attorneys’ Fees	57
9.13	Certain Definitions	57
9.14	Certain Additional Definitions	60
9.15	Counterparts	62